Exhibit 99.1

Dinoking Tech Inc.

Consolidated Financial Statements

December 31, 2014 and 2013

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Dinoking Tech Inc.

We have audited the accompanying consolidated balance sheets of Dinoking Tech Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two year period ended December 31, 2014. Dinoking Tech Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dinoking Tech Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16, the accompanying consolidated financial statements as of and for the years ended December 31, 2014 and 2013 have been restated to correct accounting errors related to leasing arrangements.

Chartered Professional Accountants

Vancouver, BC

March 27, 2015 except for note 16 to the

consolidated financial statements, which
was as of April 29, 2016

Dinoking Tech Inc.

Consolidated Balance Sheets

As at December 31

(Expressed in Canadian Dollars)

	2014 (as restated)	2013 (as restated)

Assets

Current
Cash	$1,635,731	$2,556,213
Term deposits	52,822	52,822
Accounts receivable (Note 4)	191,856	211,465
Prepaid expenses and deposits (Note 5)	51,366	105,550
Deferred contract costs	399,136	-
Current portion of deferred tax asset (Note 10)	238,000	87,000
Income tax receivable	-	-
Total current assets	2,568,911	3,013,050

Deferred tax asset (Note 10)	439,000	580,010
Net investment in leases, net of current net deferred lease income (Note 3)	847,557	-
Property and equipment, net (Note 6)	2,179,586	1,676,901
Trademarks	33,674	33,674

Total Assets	$6,068,728	$5,303,635

Liabilities

Current
Accounts payable and accruals (Note 7)	328,786	293,399
Income taxes payable	208,219	37,728
Current portion of deferred lease income, net (Note 3)	878,840	1,502,742
Current portion of deferred revenue	1,730,867	759,968
Current portion of term loan (Note 9)	576,282	536,771
Total current liabilities	3,722,994	3,130,608

Deferred lease income, net of current portion	-	122,191
Deferred revenue, net of current portion	1,615,284	2,147,899
Term loan, net of current portion (Note 9)	635,558	1,213,229

Total Liabilities	5,973,836	6,613,927

Stockholders’ Equity
Capital stock (Note 11)
Authorized
Unlimited Common Stock with no par value
Unlimited Preferred Stock with no par value
Issued and outstanding:
336 Preferred Stock (2013: 400)	336	400
3,800 (2013: 3,800) Common Shares	38	38
Accumulated other comprehensive income	133,156	(63,690)
Accumulated deficit	(38,638)	(1,247,040)

Total stockholders’ equity	94,892	(1,310,292)

Total Liabilities and Stockholders’ Equity	$6,068,728	$5,303,635

Commitments (Note 15)

The accompanying notes are an integral part of these consolidated financial statements

Dinoking Tech Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31

(Expressed in Canadian Dollars)

	2014	2013
	(as restated)	(as restated)

Revenue	$6,000,787	$5,386,815
Cost of sales (exclusive of depreciation shown separately below)	995,828	1,623,778

Gross profit	5,004,959	3,763,037

Operating expenses
Administration	488,872	545,468
Bad debts	-	9,064
Depreciation (Note 6)	496,567	294,300
Foreign exchange	(267,449)	74,003
Gain (loss) on disposal of equipment	-	(10,254)
Interest	81,494	119,390
Professional fees	238,480	230,045
Salaries, wages and benefits	1,496,319	1,350,331
Selling expenses	62,395	34,305
Tradeshows	100,061	103,282
Travel and entertainment	120,799	125,691
Warehouse expenses	88,194	233,608

Total operating expenses	2,905,732	3,109,233

Income before income taxes	2,099,227	653,804

Provision for income taxes (Note 10)	749,778	239,082

Net income	1,349,449	414,722

Other comprehensive income (loss)
Foreign currency translation	196,846	(63,690)

Comprehensive income	$1,546,295	$351,032

The accompanying notes are an integral part of these consolidated financial statements

Dinoking Tech Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31

(Expressed in Canadian Dollars)

	2014	2013

Cash provided by (used for) the following activities
Operating activities
Net income	$1,349,449	$414,722
Adjustments to reconcile net income to cash from operations:
Depreciation	496,567	294,300
(Gain) loss on disposal of property and equipment	-	(10,254)
Deferred taxes	(10,000)	104,450
Finance income	-	-
Change in deferred lease income	(1,593,650)	2,512,471
Bad debts expense	-	9,064
Accounts receivable	30,682	21,788
Prepaid expenses and deposits	49,049	(17,768)
Deferred contract costs	(393,425)	203,125
Accounts payable and accrued liabilities	32,175	(926,995)
Income taxes payable	100,475	(269,867)
Deferred revenue	438,284	(1,148,341)

Cash from (used in) operating activities	499,606	1,186,695

Financing activities
Advances (repayment) of term loan	(538,160)	1,750,000
Redemption of common stock	-	(57)
Redemption of preferred stock	(64)	(600)
Repayments of loan payable	-	(40,129)
Repayment of advances from shareholders	-	(1,121,410)
Dividends	(141,047)	(701,109)

Cash from (used in) financing activities	(679,271)	(113,305)

Investing activities
Net investment in leases	-	1,217,826
Purchases of property and equipment	(999,252)	(443,507)
Proceeds on disposal of property and equipment	-	25,783
Purchase of term deposits	-	(52,822)

Cash from (used in) investing activities	(999,252)	747,280

Effect of foreign exchange rate changes on cash	258,435	152,749

Increase (decrease) in cash resources	(920,482)	1,973,419
Cash resources, beginning	2,556,213	582,794

Cash resources, ending	$1,635,731	$2,556,213

The accompanying notes are an integral part of these consolidated financial statements

Dinoking Tech Inc.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31

(Expressed in Canadian Dollars)

	Common Stock	Capital	Preferred Stock	Preferred	Accumulated Other Comprehensive	Accumulated	Stockholders’
	Outstanding	Stock	Outstanding	Stock	Income (Loss)	Deficit	Equity

Balance, December 31, 2012 (as previously reported)	9,500	$95	1,000	$1,000	$-	$(50,347)	$(49,252)
Impact of restatement adjustments (Note 16)	-	-	-	-	-	(910,305)	(910,305)
Balance, December 31, 2012 (as restated)	9,500	95	1,000	1,000	-	(960,652)	(959,557)

Redemption of common stock	(5,700)	(57)	-	-	-	-	(57)
Redemption of preferred stock	-	-	(600)	(600)	-	(701,110)	(701,710)
Foreign currency translation	-	-	-	-	(63,690)	-	(63,690)
Net Income	-	-	-	-	-	414,722	414,722

Balance, December 31, 2013	3,800	38	400	400	(63,690)	(1,247,040)	(1,310,292)

Redemption of preferred stock	-	-	(64)	(64)	-	(141,047)	(141,111)
Foreign currency translation	-	-	-	-	196,846	-	196,846
Net Income	-	-	-	-	-	1,349,449	1,349,449

Balance, December 31, 2014	3,800	$38	336	$336	$133,156	$(38,638)	$94,892

The accompanying notes are an integral part of these consolidated financial statements

Dinoking Tech Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(Expressed in Canadian Dollars)

1. Nature of Operations and Basis of Presentation

Description of Business

Dinoking Tech Inc. (“Dinoking” or the “Company”) was incorporated under the laws of the Province of British Columbia on November 10, 2006.

The Company is primarily engaged in the rental of animatronic dinosaurs, fossils and skeletons to indoor and outdoor exhibitions, primarily in Canada and the United States of America. Since its development, the Company has provided such exhibition-based assets that are presented to the public in exhibition centers, theme parks and museums and non-traditional venues. Income from exhibitions is generated through fixed-term contracts, or as a percentage of ticket sales of the exhibitor.

Dinosaurs Unearthed Corp. (“Dinosaurs Unearthed”) is a wholly owned subsidiary of the Company, established in order to provide exhibition-based assets of the Company to exhibitions located within the United States.

Basis of Presentation

When we use the terms the “Company”, “we” “us” and “our” we are referring to Dinoking and its subsidiary, Dinosaurs Unearthed (the “Company”). The consolidated financial statements include the accounts of Dinoking, and its wholly-owned subsidiary, Dinosaurs Unearthed after the elimination of all intercompany accounts and transactions.

We have prepared the accompanying consolidated financial statements and notes pursuant to the rules and regulations of the securities Exchange Commission (“SEC”) and accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from reported amounts using these estimates.

2. Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a) Cash

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents include balances with banks and investments in money market funds. The Company performs periodic evaluations of the relative credit standing of the financial institutions and issuers of cash equivalents.

(b) Certificates of Deposit

Certificates of deposit amount to $52,822 (2013 - $52,822) and are carried at cost plus accrued interest and mature throughout 2015 (2013 – throughout 2014). The certificates are issued by one bank and do not currently exceed federally insured limits. The Company has not experienced any losses in these certificates and performs periodic evaluations of the relative credit standing of the bank.

(c) Accounts Receivable

Accounts receivable represent exhibitor obligations under normal trade terms. The Company regularly evaluates the need for an allowance for uncollectible accounts by taking into consideration factors such as the type of client, trends in actual and forecasted credit quality of the client (including delinquency and late payment history) and current economic conditions that may affect an exhibitor’s ability to pay. The allowance for doubtful accounts is determined on a specific reserve basis for accounts not considered collectible. No additional allowance for doubtful accounts has been considered necessary for the year ended December 31, 2014 (2013 - $9,064).

(d) Prepaid Expenses and Deposits

Prepaid expenses and deposits consist of prepaid lease payments and prepaid services that are expensed when services are received or over the term of the exhibition, and reimbursable expenses that are capitalized and recovered from the exhibitors.

(e) Deferred Contract Costs

Costs incurred for the preparation of exhibits in advance of the date of opening are included in deferred contract costs. These expenditures generally relate to materials, labour, and other costs that are charged as a direct cost of revenues earned over the term of the related revenue contract. When it is determined that expenditures will not likely be recovered by future revenue, such expenditures are included in the current year’s statement of operations and comprehensive income.

(f) Property and Equipment

The following assets are recorded at cost and depreciated using the straight-line method over the following estimated lives of the related assets, to their estimated residual value:

Exhibition assets	8 & 10 years
Office and warehouse equipment	5 years
Leasehold improvements	3 years
Tradeshow and website development	5 years

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated over the adjusted remaining useful life of the assets. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in selling, general and administrative expenses. Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. Although no such events occurred during the years ended December 31, 2014 and 2013, if an evaluation is required, management would assess whether the carrying value of the asset group is recoverable by comparing the sum of the undiscounted cash flows to the carrying value of the asset group. If the asset is not recoverable, management compares the estimated fair value of the asset to the asset’s carrying amount to determine if an impairment of such asset is necessary. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value in the period incurred.

(g) Revenue Recognition

Multiple Element Arrangements

The Company’s revenue arrangements with certain customers involve multiple elements or deliverables consisting of the right to use certain exhibition assets; set up or installation services associated with the exhibition assets including exhibition installation, design services, and customer training on operation of the assets; and maintenance. The Company evaluates all elements in an arrangement to determine what are considered deliverables for accounting purposes and which of the deliverables represent separate units of accounting based on the applicable accounting guidance in Accounting Standards Codification (“ASC”) Subtopic 605-25 and ASC Topic 840 (“Topic 840”). ASC 605-25 generally provides the guidance to determine whether the deliverables in an arrangement meet the criteria to be accounted for separately, and if so, how the total consideration received or receivable in the arrangement is allocated to each deliverable. However, many of the Company’s agreements contain deliverables that are within the scope of ASC Topic 840 (the “lease deliverables”), in which case the guidance in ASC 605-25 is applied to determine whether the lease deliverables, like the exhibition assets and related maintenance, may be accounted for separately from the non-lease deliverables, like set up and installation services, and if so, how consideration will be allocated to each group of elements. As each group of deliverables has standalone value, these groups of deliverables generally meet the criteria for separate accounting. Following separation and allocation of consideration to each group of deliverables, the lease deliverables are further separated between the executory items (maintenance, insurance, etc.) and the right to use the exhibition assets. The lease deliverables’ consideration is allocated to the executory items based on those costs and any profit thereon and any remaining consideration is applied to the exhibition assets.

Exhibitions

The Company’s agreements with exhibition assets involve either a sales-type or operating lease. Except for those agreements containing joint revenue sharing arrangements, consideration in these agreements consist of upfront or initial payments made before and/or after the final installation of the exhibition assets and ongoing payments throughout the term of the lease or over a period of time, as specified in the agreement. The ongoing payments are generally a fixed annual amount or a certain percentage of the exhibition admissions (in the case of joint revenue sharing arrangements). The Company’s arrangements are non-cancellable, unless the Company fails to perform its obligations. In the absence of a material default by the Company, there is no right to any remedy for the customer under the Company’s arrangements. If a material default by the Company exists, the customer has the right to terminate the arrangement and seek a refund only if the customer provides notice to the Company of a material default and only if the Company does not cure the default within a specified period.

The Company applies Topic 840 to evaluate whether an arrangement is a lease within the scope of that accounting standard. Arrangements not within the scope of the accounting standard are accounted for as either a sales or services arrangement, as applicable.

For lease arrangements, the Company determines the classification of the lease as a sales-type or operating lease in accordance with Topic 840. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the equipment is classified as a sales-type lease based on the criteria established by Topic 840; otherwise the lease is classified as an operating lease.

For sales-type leases, the revenue allocated to the exhibition assets is recognized when the lease term commences, which the Company deems to be when all of the exhibition assets have been delivered and are in good working order, provided collectability is reasonably assured. The initial revenue recognized for sales-type leases is based on the present value of future minimum lease payments computed at the interest rate implicit in the lease.

For operating leases, initial payments and fixed ongoing payments are recognized as revenue on a straight-line basis over the lease term. For operating leases, the lease term is considered to commence when all of the following conditions have been met: (1) the exhibition assets have been installed and are in full working condition; (2) the employee training has been completed; and (3) the earlier of (a) receipt of the written customer acceptance certifying the completion of installation and testing of the exhibition assets and completion of employee training or (b) public opening of the exhibition, provided collectability is reasonably assured.

Revenues from joint revenue sharing arrangements with upfront payments that qualify for classification as sales-type leases are recognized in accordance with the sales-type lease criteria discussed above. Contingent revenues from joint revenue sharing arrangements are recognized as exhibition admissions are reported by the customer (when they become fixed or determinable), provided collectability is reasonably assured.

Upon modification of the Company’s leases, the Company initially evaluates whether the lease modification gave rise to a new agreement, and if so, a subsequent evaluation is performed to determine the classification of the new lease. For modifications to sales-type leases that do not give rise to a new agreement as defined in Topic 840 and continue to be classified as sales-type leases, any additional investment (the incremental minimum lease payments, including any downward adjustment in the unguaranteed residual value) is credited to deferred lease income and recognized under the interest method over the remaining term of the lease. If the term of an operating lease is extended under a modification, any deferred rent credit is amortized over the remaining term of the modified lease, regardless of the classification of the modified lease.

Installation Revenue and Executory Items

The Company recognizes revenue for installation and related services upon completion of the service which is generally at the opening of an exhibition, assuming all other revenue recognition criteria are met. Revenue allocated to executory items is recognized as the related costs are incurred (e.g. insurance, etc.), and more specifically for maintenance, the related revenue is recognized on a straight-line basis over the exhibition/maintenance term.

Finance Income

Finance income is recognized over the term of the sales-type lease under the interest method provided collectability is reasonably assured. Finance income recognition ceases when the Company determines that the associated receivable is not collectible.

Finance income is suspended when the Company identifies a customer that is delinquent, non-responsive or not negotiating in good faith with the Company. Once the collectability issues are resolved the Company will resume recognition of finance income.

Cost of Equipment

The cost of exhibition assets subject to sales-type leases includes the cost of the exhibition assets and costs related to exhibition design items as applicable. The costs related to exhibition assets under sales-type lease arrangements are relieved from inventory and recognized in cost of sales when the lease commences.

Cost of Rentals

For exhibition assets and other equipment subject to an operating lease, the cost of equipment is capitalized in property and equipment. Depreciation and impairment losses, if any, are included in cost of rentals based on the accounting policy set out in note 2(f).

(h) Deferred Revenue and Deferred Lease Income

Deferred revenue represents cash received prior to the revenue recognition criteria being met for operating leases and executory items (e.g. maintenance). Deferred lease income represents the balance of the incremental investment in leases related to certain sales-type lease modifications that were not considered new agreements as defined in Topic 840, net of any related amount recognized under the interest method prior to the balance sheet date.

(i) Comprehensive Income

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. For the years ended December 31, 2014 and 2013 comprehensive income (loss) related to foreign currency translation.

(j) Deferred Financing Costs

The Company records deferred financing costs as a result of fees incurred by the Company in conjunction with its debt financing activities. These costs are amortized using the straight-line method over the term of the related debt, which approximates the effective interest method. The amortization of deferred financing costs is included in interest expense as a component of other expenses in the accompanying statements of operations. For the years ended December 31, 2014 and 2013, amortization of deferred financing costs was immaterial.

(k) Foreign Currency Translation

The functional currency of the Company is the Canadian Dollar. The functional currency of the Company’s subsidiary Dinosaurs Unearthed is the U.S. Dollar. Assets and liabilities are translated to the reporting currency at the exchange rate in effect at year-end. Revenues and expenses are translated at the rates of exchange prevailing during the year. Unrealized translation gains and losses arising from differences in exchange rates from period to period are included as a component of accumulated other comprehensive income or loss in stockholders’ equity.

(l) Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Our financial assets and financial liabilities that require recognition under the accounting guidance generally include our foreign currency derivatives. In accordance with ASC 815 the Company recognizes derivative instruments and hedging activities as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting.

The carrying values of the Company’s current financial assets and liabilities approximates fair value due to their short-term nature. The Company believes that the carrying amount of its long-term debt approximates fair value because interest rates on these instruments are similar to rates the Company would be able to receive for similar instruments of comparable maturity.

(m) Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Legal fees associated with loss contingencies are expensed as incurred.

(n) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance so that the assets are recognized only to the extent that when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Per FASB ASC 740 “Income taxes” under the liability method, it is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. At December 31, 2014, the Company believes it has appropriately accounted for any unrecognized tax benefits. To the extent the Company prevails in matters for which a liability for an unrecognized benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected. Interest and penalties associated with the Company’s tax positions are recorded as Interest Expense.

(o) Earnings Per Share

Basic net income per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share give effect to dilutive options, warrants, convertible debt and other potential Common Stock equivalents outstanding during the period. There were no potentially dilutive instruments outstanding as at December 31, 2014 or 2013.

(p) Risk Management

The Company’s credit risk is primarily attributable to its account receivables and net investment in leases. The Company is exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments. Credit exposure is minimized by dealing with only credit worthy counterparties. As at December 31, 2014, 3 customers (December 31, 2013 – 2 customers) accounted for 91% (2013 – 86%) of accounts receivable. As at December 31, 2014, 1 customer (December 31, 2013 – 1 customer) accounted for 100% (2013 – 100%) of net investment in leases. The Company performs regular credit assessments of its customers and provides allowances for potentially uncollectible accounts receivable and investment in leases based on prior experience and the current economic environment.

Credit risk on cash and cash equivalents is limited because the Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions.

Interest rate risk is the risk that the value of a financial instrument. Changes in market interest rates may have an effect on the cash flows associated with some financial assets and liabilities, known as cash flow risk, and on the fair value of other financial assets or liabilities, known as price risk. The Company is exposed to interest rate cash flow risk with respect to its variable rate term loan which is subject to a floating interest rate of prime plus 2% .

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company’s exposure to liquidity risk is dependent on the collection of accounts receivable and investment in leases, purchasing commitments and obligations or raising funds to meet commitments and sustain operations.

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The nature of the Company’s activities exposes it to risk of changes in foreign currency exchange rates. The Company uses forward contracts to reduce the exposure to foreign currency exchange volatility. As at December 31, 2014 and 2013, the following items are denominated in US currency:

	2014	2013

Cash	1,172,409	2,420,335
Accounts receivable	111,040	338,079
Accounts payable	5,694	6,212

(q) Trademarks

Trademarks are deemed to have an indefinite life are not amortized, but are subject to an annual impairment test, or when events or circumstances dictate, more frequently. The impairment test consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.

(r) Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). The amendments in ASU 2014-09 provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. ASU 2014-09 is effective for annual and interim periods beginning on or after December 15, 2016 and will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. It permits the use of either a retrospective or cumulative effect transition method and early adoption is not permitted. We have not yet selected a transition method and are in the process of evaluating the effect this standard will have on our consolidated financial statements and related disclosures.

(s) Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amount of revenues and expenses recognized during the periods presented. The Company reviews all significant estimates affecting its financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Judgments and estimates are based on the Company’s beliefs and assumptions derived from information available at the time such judgments and estimates are made. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Estimates are primarily used in the Company’s assessment of the selling prices associated with the individual elements in multiple element arrangements; residual values of leased assets; economic lives of leased assets; allowances for potential uncollectibility of accounts receivable, and net investment in leases; depreciable lives of property and equipment; and estimation of valuation allowances for deferred income taxes.

3. Lease Arrangements

(a) General Terms of Lease Arrangements

A number of the Company’s leases are classified as sales-type leases. The Company classifies its lease arrangements at inception of the arrangement and, if required, after a modification of the lease arrangement, to determine whether they are sales-type leases or operating leases. The Company’s lease arrangements generally do not contain an automatic transfer of title at the end of the lease term. The Company’s lease arrangements do not contain a guarantee of residual value at the end of the lease term. The Company is required to pay a portion of executory costs such as insurance and is generally required to pay for maintenance.

(b) Net Investment in Sales-Type Leases

Net investment in sales-type leases are as follows:

	2014 (as restated)	2013 (as restated)
Gross minimum lease payments receivable	6,546,140	8,134,178
Deferred lease income	(6,577,423)	(9,759,111)
Deferred lease income, net	(31,283)	(1,624,933)
Accumulated allowance for uncollectible amounts	-	-

Net deferred lease income	(31,283)	(1,624,933)
Net deferred lease income - current	(878,840)	(1,502,742)
Net investment in leases (deferred lease income) - noncurrent	847,557	(122,191)

Unguaranteed residual values accruing to the Company’s benefit	788,226	788,226

(c) Future Minimum Rental Payments

Future minimum rental payments receivable from operating and sales-type leases at December 31, 2014, for each of the next five years are as follows:

	Operating Leases $	Sales-Type Leases $

2015	-	1,557,768
2016	-	1,373,733
2017	-	1,234,698
2018	-	1,587,078
2019	-	792,863
Thereafter	-	-

Total	-	6,546,140

(d) Contingent Fees

Contingent fees generally relate to gate-sharing revenues and merchandising revenues shared with the exhibitor. Contingent fees that meet the Company’s revenue recognition policy, from customers under various arrangements, have been reported in revenue as follows:

	2014	2013

Joint revenue sharing arrangements	$779,323	$1,812,427

4. Accounts Receivable

	2014	2013

Accounts receivable	$200,920	$220,529
Allowances for doubtful accounts	(9,064)	(9,064)
	$191,856	$211,465

5. Prepaid Expenses and Deposits

	2014	2013

Advances and miscellaneous	$36,401	$85,448
Deposits	14,965	20,102
	$51,366	$105,550

6. Property and Equipment

	2014	Accumulated	2014
	Cost	Depreciation	Net
Exhibitions	$3,843,505	$(1,753,720)	$2,089,785
Office and warehouse equipment	112,135	(54,569)	57,566
Leasehold improvements	14,302	(9,802)	4,500
Tradeshow	84,462	(56,727)	27,735

	$4,054,404	$(1,874,818)	$2,179,586

	2013	Accumulated	2013
	Cost	Depreciation	Net
Exhibitions	$2,885,961	$(1,288,742)	$1,597,219
Office and warehouse equipment	78,704	(38,180)	40,524
Leasehold improvements	14,302	(6,802)	7,500
Tradeshow	77,303	(45,645)	31,658

	$3,056,270	$(1,379,369)	$1,676,901

Depreciation expense for the year ended December 31, 2014 amounted to $496,567 (2013 - $294,300).

During the year ended December 31, 2014, property and equipment were acquired at an aggregate cost of $999,252 (2013 - $443,507).

7. Accounts Payable and Accruals

Accounts payable and accrued liabilities consist of the following:

	2014	2013
Accounts payable, trade	$243,707	$42,665
Accrued lease enhancements	-	$120,000
Employee benefits payable	96,560	107,378
Goods and Services Tax payable	(11,481)	23,356
	$328,786	$293,399

8. Deferred Revenue

	2014	2013
Current portion of deferred revenue	$1,730,867	$759,968
Long term portion of deferred revenue	1,615,284	2,147,899
	$3,346,151	$2,907,867

9. Term Loan

	2014	2013

TD Commercial Banking, fixed rate term loan 5.20%, repayable in monthly blended instalments of $26,294, maturing on January 6, 2017	567,243	875,000
TD Commercial Banking, variable rate term loan prime plus 2%, repayable in monthly instalments of $26,400 plus interest, maturing on January 6, 2017	644,597	875,000
	1,211,840	1,750,000
Less: Current portion	576,282	536,771
Long term portion	635,558	1,213,229

The term loan is secured by:

-	General security agreement representing a first charge on all of the Company’s present and after acquired personal property.

-	Guarantee of advances and US security agreement executed by Dinosaurs Unearthed, Corp.

-	Guarantee of advances of $1,750,000 executed by Dao Ping Bao.

Principal repayments on term loan subject to refinancing in each of the next four years are estimated as follows:

2015	576,282
2016	559,851
2017	75,707

1,211,840

The term loan subject to refinancing is subject to a financial covenant, with regards to maintaining a Debt Service Coverage ratio of no less than 120%. As at December 31, 2014, the Company is in compliance with the covenant.

10. Income Tax

The following table reconciles the income tax benefit at the Canadian statutory rate to income tax benefit at the Company's effective tax rates.

	2014	2013
Net income before taxes	2,099,227	653,804
Canadian statuatory tax rate	26.00%	25.75%
Expected income tax expense / (recovery)	546,000	168,000
Non- deductible items	5,000	7,000
Other	83,000	-
Tax impact due to change of taxation status	-	24,000
Differences in foreign tax rates	116,000	40,000
Total income tax expense / (recovery)	750,000	239,000

Current tax expense / (recovery)	761,234	137,611
Deferred tax expense / (recovery)	(11,258)	101,482
Total income taxes / (recovery)	749,977	239,093

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Deferred tax assets (liabilities) at December 31, 2014 and 2013 are comprised of the following:

	2014	2013
Property and equipment	446,000	586,000
Intangible assets	(7,000)	(6,000)
Deferred costs	238,000	87,000
	677,000	667,000
Valuation allowance	-	-
Net deferred tax assets / (liabilities)	677,000	667,000

Accounting for uncertainty for Income Tax

The Company has adopted the interpretation for accounting for uncertainty in income taxes which was an interpretation of the accounting standard accounting for income taxes. This interpretation created a single model to address accounting for uncertainty in tax positions. This interpretation clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

As at December 31, 2014 and 2013, the Company’s consolidated balance sheets did not reflect a liability for uncertain tax positions, nor any accrued penalties or interest associated with income tax uncertainties. The Company is subject to income taxation at the federal and provincial levels. The Company is subject to Canadian federal tax examinations for the tax years 2012 through 2014. The Company is subject to US federal tax examinations for the tax years 2012 through 2014. The Company has no income tax examinations in process.

11. Capital Stock

(a)	Common Stock

The Company is authorized to issue an unlimited number of common shares without par value.

(b)	Preferred Stock

The Company is authorized to issue an unlimited number of:

(i)	Class A Redeemable Preferred Shares with no par value

Class A Redeemable Preferred Shares are non-voting and are redeemable at $2,235 per preferred share at the option of the Company.

	2014	2013
Issued
Common stock	3,800	3,800

Preferred stock
Class A Redeemable Preferred	336	400

During the year ended December 31, 2014, the Company redeemed no common shares (2013 – 5,700 for $57).

During the year ended December 31, 2014, the Company redeemed 64 Class A Preferred Shares for $141,111 (2013 – 600 Class A Preferred Shares for $701,710).

12. Segmented, Significant Customer Information and Economic Dependency

The Company operates in one segment; the rental of animatronic dinosaurs, fossils and skeletons to indoor and outdoor exhibitions, primarily in Canada and the United States of America. Assets are located as follows:

Property and Equipment	2014	2013
United States	336,051	317,383
Canada	1,843,535	1,092,016
Other	-	267,502
	2,179,586	1,676,901

Revenue by geographic area is based on the location of the customer.

Revenue	2014	2013
United States	4,907,914	3,929,495
Canada	891,273	917,924
Other	201,600	539,396
	6,000,787	5,386,815

One customer accounted for $8,930,477 (61%) of revenue in 2014 (2013 – one customer accounted for $2,514,573 or 47%).

1 supplier accounted for 100% of all exhibition asset purchases during the year ended December 31, 2014 (2013 – 1 supplier accounted for 100%).

13. Related Party Transactions

During the year ended December 31, 2014 the Company redeemed 64 Class A Preferred Shares for $141,111 (2013 – 600 Class A Preferred Shares for $701,710).

During the year ended December 31, 2013, the Company repaid $1,121,410 of advances from shareholders. The balance of advances from shareholders was $Nil as at December 31, 2014 and 2013.

During the year ended December 31, 2013, the Company recorded interest of $119,041 on loans from shareholders.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

14. Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization with the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs that are both significant to the fair value measurement and unobservable.

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		Fair Value at December 31, 2014			2013
Assets (Liabilities)	Total	Level 1	Level 2	Level 3	Total
Cash	$1,635,731	$1,635,731	$-	$-	$2,556,213
Foreign currency forwards	$5,600	$-	$-	$-	$2,280

The Company’s cash is classified within Level 1 of the fair value hierarchy because it is valued using quoted market prices. Cash is valued based on quoted market prices in active markets is primarily comprised of cash in banks.

The Company’s foreign currency forwards are classified within Level 1 of the fair value hierarchy because they are based on observable market inputs. The fair value of regular forward contracts are calculated using the period-end exchange rate adjusted for current forward points. As at December 31, 2014, the Company had one foreign currency forward contract outstanding pursuant to which the Company has contracted to purchase US $100,000 at an exchange rate of $1.107 CAD (2013 – one contract outstanding pursuant to which the Company has contracted to purchase US $300,000 at an exchange rate of $1.062 CAD). The exchange rate in effect as at December 31, 2014 was $1.1627 (2013 - $1.0694).

15. Commitments

On November 1, 2015, the merger of the Company with Premier Exhibitions, Inc. (“Premier”) was consummated pursuant to the Merger Agreement entered into as of April 2, 2015 (the “Merger Agreement”). Pursuant to the Merger Agreement, Premier acquired all of the outstanding shares of Dinoking for total consideration of 1,434,720 shares of Exchangeco (“Exchangeable Shares”), a subsidiary of Premier. The Exchangeable Shares are exchangeable for an aggregate of 1,434,720 shares of common stock of Premier pursuant to the terms of such shares and that certain Support Agreement entered into between Premier and Exchangeco at the Closing. Premier has also issued to each of the Dinoking shareholders one share of a separate class of stock of Premier that provides for voting rights in the Premier equal to the number of Exchangeable Shares held by such Dinoking shareholder (“Special Voting Shares”).

Premier has also agreed to future contingent payments to the Dinoking shareholders of up to an aggregate of approximately $8.6 million (the “Future Contingent Payments”) payable in either cash or shares of common stock of the Premier upon the satisfaction of certain events by Dinoking or the execution by Dinoking of specified exhibition and joint venture agreements with third parties meeting the requirements set forth in that certain Success Payment Agreement, dated April 2, 2015, by and among Premier and certain Dinoking shareholders.

In connection with the Acquisition, certain investors (the “Investors”) issued Notes in an amount available for draw up to US $13,500,000. Following the consummation of the merger and the conversion of the Notes into shares of the Company’s common stock, but prior to any Future Contingent Payments, Dinoking shareholders together with the Investors owned approximately 47% of the voting power of the Company.

16. Restatement

The Company has restated its consolidated financial statements as of and for the years ended December 31, 2014 and 2013 to reflect adjustments to its consolidated balance sheet and related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. A restatement was made by the Company to correct errors in its accounting for its customer agreements that were within the scope of ASC 605-25 and Topic 840. As a result of these errors identified that affect the financial statements for 2013 and 2014, the January 1, 2013 accumulated deficit balance has also been restated resulting in an increase in the accumulated deficit by $910,305.

The Company entered into certain customer agreements from 2011 through 2013, including modifications thereto, under which Dinoking provided installation services, exhibition assets, and related executory items such as maintenance of the exhibition assets in exchange for consideration that included both fixed fees and contingent fees under revenue sharing arrangements. These agreements were later modified to remove the revenue sharing provisions, extend the term of certain agreements, and increase the fixed portion of the fees. Dinoking previously accounted for these agreements as sales-type leases and recorded all revenue for installation services, the right to use exhibition assets, and executory items at the inception of the lease based on the present value of the minimum lease payments. Subsequently, certain modifications of the leases were accounted for as new agreements and were treated as additional sales-type leases with additional revenue and cost of sales being recorded in the period of the modification. Finance income was deferred for recognition over the lease term. No revenue was allocated to the executory items (e.g. maintenance) for recognition over the term. Dinoking has restated revenue, cost of sales, operating expenses, provision for income taxes, foreign currency translation gain or loss, property and equipment, investment in leases, deferred lease income, deferred revenue, accrued liabilities, deferred income tax assets and liabilities, accumulated other comprehensive income and retained earnings to properly reflect the following:

•	Separation of the customer arrangements into separate accounting units and allocation of revenue to the installation services, exhibition assets, and executory items based on the guidance in ASC 605-25 and Topic 840. A material portion of the arrangement revenue was allocated to the executory items (i.e. maintenance) for recognition on a straight-line basis over the term of the agreement rather than at agreement inception.

•	Recognition of sales-type lease modifications as modifications of existing agreements rather than new agreements. Accordingly, the incremental minimum lease payments were recognized as an investment in leases with a corresponding amount recognized as deferred lease income. Deferred lease income is being recognized under the interest method over the remaining term of the agreement.

•	Recognition of a significant lease modification in 2013 (at the date of execution) rather than as a new lease in 2014.

•	Recognition of obligations at lease inception to properly record additional costs of sale under the customer agreements to replenish or replace certain equipment or to provide new equipment in future years.

•	Recognition of additional depreciation expense in 2013 to properly reflect depreciation for the Company’s property and equipment, excluding the equipment that has been sold in connection with capital lease agreements.

The following tables set forth the effect of the adjustments described above on the consolidated balance sheets as of December 31, 2013 and 2014, and the consolidated statements of income and cash flows for the years then ended.

	As previously
	reported	Adjustment	As restated
Consolidated Balance Sheet Captions - December 31, 2013:
Net investment in leases, net of current deferred lease income	$342,053	$(342,053)	$-
Property and equipment, net	1,968,767	(291,866)	1,676,901
Current portion of deferred tax asset	371,389	(284,389)	87,000
Deferred tax asset - long term	132,232	447,778	580,010
Accounts payable and accruals	173,260	120,139	293,399
Income taxes payable	211,462	(173,734)	37,728
Deferred revenue - current	3,356,169	(2,596,201)	759,968
Deferred revenue, net of current portion	85,088	2,062,811	2,147,899
Deferred lease income - current	-	1,502,742	1,502,742
Deferred lease income, net of current portion	-	122,191	122,191
Accumulated other comprehensive income	(9,790)	(53,900)	(63,690)
Accumulated deficit	207,538	(1,454,578)	(1,247,040)

Consolidated Balance Sheet Captions - December 31, 2014:
Net investment in leases - current	$1,018,208	$(1,018,208)	$-
Net investment in leases, net of current deferred lease income	3,269,354	(2,421,797)	847,557
Property and equipment, net	1,968,329	211,257	2,179,586
Current portion of deferred tax asset	-	238,000	238,000
Deferred tax asset - long term	132,232	306,768	439,000
Accounts payable and accruals	327,599	1,187	328,786
Income taxes payable	116,777	91,442	208,219
Deferred revenue - current	1,198,264	532,603	1,730,867
Deferred revenue, net of current portion	-	1,615,284	1,615,284
Accumulated deficit	5,734,699	(5,773,337)	(38,638)

	As previously
	reported	Adjustment	As restated
Consolidated Statements of Income - Year ended December 31, 2013:
Total revenue	$6,389,510	$(1,002,695)	$5,386,815
Cost of sales	2,504,146	(880,368)	1,623,778
Gross profit	3,885,364	(122,327)	3,763,037
Operating expenses	2,873,699	235,534	3,109,233
Income before income taxes	1,011,665	(357,861)	653,804
Provision for income taxes	52,670	186,412	239,082
Net income	958,995	(544,273)	414,722
Other comprehensive income	(9,790)	(53,900)	(63,690)
Comprehensive income	949,205	(598,173)	351,032

Consolidated Statements of Income - Year ended December 31, 2014:
Total revenue	$11,129,848	$(5,129,061)	$6,000,787
Cost of sales	1,647,836	(652,008)	995,828
Gross profit	9,482,012	(4,477,053)	5,004,959
Operating expenses	2,947,823	(42,091)	2,905,732
Income before income taxes	6,534,189	(4,434,962)	2,099,227
Provision for income taxes	865,981	(116,203)	749,778
Net income	5,668,208	(4,318,759)	1,349,449
Other comprehensive income	142,946	53,900	196,846
Comprehensive income	5,811,154	(4,264,859)	1,546,295

Year ended December 31, 2013:
Consolidated statement of cash flows
Net income	$958,995	$(544,273)	$414,722
Net cash provided by operating activities	2,451,325	(1,264,630)	1,186,695
Net cash provided by (used in) investing activities	(410,546)	1,157,826	747,280
Effect of foreign exchange rate changes on cash	45,945	106,804	152,749

Year ended December 31, 2014:
Consolidated statement of cash flows
Net income	$5,668,208	$(4,318,759)	$1,349,449
Net cash provided by operating activities	566,442	(66,836)	499,606
Net cash provided by (used in) investing activities	(815,337)	(183,915)	(999,252)
Effect of foreign exchange rate changes on cash	8,359	250,076	258,435